SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 29, 2006

MAXXAM INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924

(Commission File Number)

95-2078752

(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

Not Applicable

(Former name, former address and

former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 3, 2006 the Registrant and John H. Karnes entered into an Executive Employment Agreement (the "Employment Agreement"). The Employment Agreement has a three-year term during which Mr. Karnes will serve as Registrant's Executive Vice President, Chief Financial Officer at a beginning salary of $400,000 per year. His annual bonus is to be generally targeted at 60% of his base salary with a maximum bonus potential of 120% of his base salary, subject to (i) the discretion of the Compensation Policy Committee of the Registrant's Board of Directors, and (ii) receipt of a 2006 bonus of not less than $180,000. Mr. Karnes will receive an automobile allowance of $15,000 per year and become a participant in the Registrant's capital accumulation plan. The Employment Agreement also provides for the grant of stock options in respect of 20,000 shares of the Registrant's Common Stock. This description is qualified in its entirety by the actual provisions of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On March 29, 2006, the Registrant's Section 162(m) Compensation Committee (the "Section 162(m) Committee") adopted the 2006 bonus criteria (the "2006 Bonus Criteria") under the MAXXAM 1994 Executive Bonus Plan (the "Executive Plan") for eligible participants. For 2006, these persons are Charles E. Hurwitz, the Registrant's Chairman and Chief Executive Officer, and J. Kent Friedman, the Registrant's Vice Chairman and General Counsel. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for any compensation over $1.0 million paid to the chief executive officer and the four other most highly compensated officers of such company. Performance-based compensation is not subject to the deduction limit if certain requirements are met. The Executive Plan is designed to permit the award of bonuses meeting these requirements.

The 2006 Bonus Criteria in respect of Mr. Hurwitz were based upon improved consolidated financial results, the undertaking by the Registrant's business units of specified business opportunities, certain favorable developments in respect of the Registrant's racing operations, completion of an Extraordinary Transaction (as defined in the Executive Plan), improved earnings per share, and achievement by the Registrant's operating segments of their 2006 business plans. Mr. Hurwitz earns various specified amounts if such criteria are satisfied, subject to exercise by the Section 162(m) Committee of its "negative discretion" (the absolute discretion of the 162(m) Committee to reduce the actual bonus payable as the result of any of the criteria being achieved). The 2006 Bonus Criteria for Mr. Friedman were based upon similar categories, although certain categories were narrowed or eliminated entirely to reflect his specific duties. Awards to Mr. Friedman are also subject to the negative discretion of the 162(m) Committee. This description is qualified in its entirety by the actual provisions of the 2006 Bonus Criteria for Messrs. Hurwitz and Friedman, copies of which are attached hereto as Exhibits 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Registrant has previously announced the intention of Paul N. Schwartz to retire as a director and President and Chief Financial Officer of the Registrant as of April 18, 2006. See Item 1.01 above regarding the Employment Agreement between John H. Karnes and the Registrant pursuant to which Mr. Karnes will serve as Registrant's Executive Vice President, Chief Financial Officer. He assumed the role of Executive Vice President on April 3, 2006 and will assume the role of Chief Financial Officer upon Mr. Schwartz's retirement. Charles E. Hurwitz, Registrant's Chairman and Chief Executive Officer, will assume Mr. Schwartz's duties as President.

Prior to joining Registrant, Mr. Karnes, 44, was Senior Vice President and Chief Financial Officer at The Houston Exploration Company from November 2002 until December 2005. Immediately prior to joining Houston Exploration, Mr. Karnes was Vice President and General Counsel for Encore Acquisition Company of Fort Worth, Texas since January 2002. During 2000 and 2001, Mr. Karnes was Executive Vice President and Chief Financial Officer of CyberCash, Inc., a NASDAQ-listed Internet payment software and services provider. Mr. Karnes also served as Chief Operating Officer of CyberCash during the break up and sale of its operating divisions through a pre-packaged Chapter 11 bankruptcy proceeding in 2001. Earlier in his career Mr. Karnes served in senior executive roles with a number of New York Stock Exchange companies, as well as in various roles in the securities industry. Mr. Karnes also practiced with the national law firm of Kirkland & Ellis, where he specialized in corporate finance transactions and mergers and acquisitions. Mr. Karnes has a J.D. from Southern Methodist University School of Law and a B.B.A. in Accounting from the University of Texas at Austin.

Item 9.01	Financial Statements and Exhibits.

c) Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement, dated April 3, 2006, between the Registrant and John H. Karnes
10.2	2006 Bonus Criteria for the MAXXAM Chief Executive Officer under the MAXXAM 1994 Executive Bonus Plan
10.3	2006 Bonus Criteria for the MAXXAM Vice Chairman and General Counsel under the MAXXAM 1994 Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXAM INC.

Date: April 4, 2006                                                  By:/s/ Bernard L. Birkel

Name:	Bernard L. Birkel
Title:	Secretary & Senior Assistant General Counsel

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